                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [x]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [x]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                               DATAPOINT CORPORATION
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                             DATAPOINT CORPORATION

8400 Datapoint Drive                                                     5/7 rue Montalivet
San Antonio, Texas, 78229                                                75008 Paris, France
(210) 593-7000                                                           (33 1) 4007-3737

DEAR STOCKHOLDER:

You are cordially invited to the Annual Meeting of Stockholders of Datapoint Corporation to be held on July 14, 1995, in Conference Room 'A' at the Courtyard by Marriott-Medical Center, 8585 Marriott Drive, San Antonio, Texas, at 10:00 a.m., (Central Time).

The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to elect seven directors and to ratify the appointment of Ernst & Young, certified public accountants, as Datapoint's independent auditors for the fiscal year ending July 29, 1995. The attached Annual Report on Form 10-K is also included. In place of a brochure style annual report, we are using this combined format to keep costs to a minimum.

You are cordially invited to attend the Annual Meeting. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

                                         Sincerely,

                                         ASHER B. EDELMAN
                                         Chairman of the Board

June 20, 1995

                             DATAPOINT CORPORATION

8400 Datapoint Drive                                                           5/7 rue Montalivet
San Antonio, Texas, 78229                                                      75008 Paris, France
(210) 593-7000                                                                 (33 1) 4007-3737

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 14, 1995

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of Datapoint Corporation, a Delaware corporation ('Datapoint' or 'Company'), will be held on July 14, 1995, in Conference Room 'A' at the Courtyard by Marriott-Medical Center, 8585 Marriott Drive, San Antonio, Texas, at 10:00 a.m., (Central Time) for the following purposes.

(1) Election of seven directors by holders of Datapoint's Common Stock, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

(2) Ratification of the appointment of Ernst & Young, certified public accountants, as Datapoint's independent auditors for the fiscal year ending July 29, 1995.

(3) Transaction of such other business as properly may come before the Annual Meeting or any adjournment thereof.

The Company's Amended and Restated By-laws generally provide that no matters may be brought before any stockholders meeting by a stockholder unless the Company has received notice of the proposed matter from the stockholders no later than sixty (60) days before the date of the meeting or, in certain cases, ten (10) days following public announcement thereof, at its principal executive offices. The Company has not received notice of any such proposal.

Pursuant to the Bylaws of Datapoint and action taken by the Board of Directors of Datapoint, May 30, 1995, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly to Datapoint in the return envelope enclosed for your use, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by filing with the Secretary of Datapoint a written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

You are cordially invited to attend.

                                          By Order of the Board of Directors,


                                          GERALD N. AGRANOFF
                                          Corporate Secretary

San Antonio, Texas
June 20, 1995

                                PROXY STATEMENT
                             DATAPOINT CORPORATION

8400 Datapoint Drive                                                       5/7 rue Montalivet
San Antonio, Texas 78229-8500                                              75008 Paris, France
(210) 593-7000                                                             (33 1) 4007-3737

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 14, 1995
                                  INTRODUCTION

This Combined Notice of Annual Meeting, Proxy Statement and Annual Report is being furnished to holders of shares of the Common and Preferred Stock of Datapoint Corporation, a Delaware corporation ('Datapoint' or 'Company'), in connection with the solicitation of proxies by the Board of Directors of Datapoint for use at the Annual Meeting of Stockholders to be held on July 14, 1995, in Conference Room 'A' at the Courtyard by Marriott-Medical Center, 8585 Marriott Drive, San Antonio, Texas, at 10:00 a.m., local time, and at any adjournment thereof. This Combined Notice of Annual Meeting, Proxy Statement and Annual Report, and the enclosed form of Proxy are first being mailed to stockholders of Datapoint on or about June 20, 1995.

On May 30, 1995, the issued and outstanding voting capital stock of Datapoint consisted of 13,069,244 shares of Common Stock, par value $.25 per share (excluding 7,922,170 shares held in the treasury of Datapoint), held by approximately 4,375 holders of record.

The accompanying proxy is solicited on behalf of the Board of Directors of Datapoint.

                      VOTING RIGHTS AND PROXY INFORMATION

The Board of Directors has fixed the close of business on May 30, 1995, as the record date ('Record Date') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each holder of Common Stock on the Record Date is entitled to cast one vote per share. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required to elect any person a director, and to ratify the appointment of auditors.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are indicated, proxies will be voted for the election of the nominees as set forth in this Proxy Statement and in favor of the other proposals referred to above. Datapoint does not know of any matters, other than as described in the Notice of Annual Meeting, which are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked (i) by filing with the Corporate Secretary of Datapoint at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) by duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of Datapoint at or before the Annual Meeting or (iii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Mr. Gerald N. Agranoff, Corporate Secretary, Datapoint Corporation, 8400 Datapoint Drive, San Antonio, Texas 78229-8539.

CONFIDENTIALITY OF VOTES. It is the policy of Datapoint to preserve the secrecy of all proxies, ballots and voting tabulations until the final vote is tabulated at the annual meeting, except as required by law. Datapoint reserves the right to determine which stockholders have not exercised their right to vote and to encourage their participation as well as to have proxy cards containing comments referred to the Corporate Secretary for response, as appropriate.

                             ELECTION OF DIRECTORS

At the Annual Meeting, seven directorships are to be filled, constituting the entire Board of Directors of Datapoint, the directors so elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Although the Board of Directors does not contemplate that any of the nominees for directors named herein will be unavailable for election, in the event of a vacancy in the slate of nominees, the proxy will be voted for the election of a nominee who will be selected by the Board of Directors, unless the Board of Directors elects instead to reduce the number of directors.

The nominees for election as directors are as follows:

GERALD N. AGRANOFF, age 48, is currently Vice President, General Counsel and Corporate Secretary of Datapoint. Mr. Agranoff has been a General Partner of Arbitrage Securities Company, for more than five years. Mr. Agranoff also has been a General Partner of Plaza Securities Company since January, 1987, and a Trustee of MAI Liquidating Trust since February 1986. Mr. Agranoff is a director of Bull Run Corporation, Atlantic Gulf Communities, The American Energy Group, Ltd., and Canal Capital Corporation. Mr. Agranoff also has been the General Counsel to Arbitrage Securities Company and Plaza Securities Company for more than five years. He has been a director of Datapoint since 1991.

DORIS D. BENCSIK, age 63, is currently President and Chief Operating Officer of Datapoint. Mrs. Bencsik has been a member of the Datapoint's Board of Directors since 1985. During 1992 -- 1993 Mrs. Bencsik has been employed by Modular Computer Systems Inc., as President and Chief Executive Officer. In addition, Mrs. Bencsik has maintained a business consulting practice for more than the past five years, in which she served as a consultant to Datapoint from October 1992 to February 1993. In February 1993, she entered the employment of Datapoint as Executive Vice President and Chief Operating Officer, and was promoted to President in November 1993. Mrs. Benscik also worked at Datapoint from 1982 to 1987. Mrs. Bencsik joined Datapoint in November 1982 as Vice President, Engineering. In May 1984, she was promoted to Vice President, Operations, and was promoted to Senior Vice President, Operations in January 1985. In November 1985, she was promoted to Executive Vice President, Chief Operating Officer and elected as a member of the Board of Directors. In January 1987, Mrs. Bencsik was named acting Chief Executive Officer and in June 1987, was named to the Office of the President. Mrs. Bencsik is a member of the Executive and Special Committees.

ASHER B. EDELMAN, age 55, joined Datapoint's Board of Directors as its Chairman in March 1985, and has served in that capacity and as Chairman of its Executive Committee to the present date, and as Chief Executive Officer since February 1993. Mr. Edelman has served as General Partner of Plaza Securities Company, an investment partnership since July 1979. From January 1977 through June 1984 he served as the General Partner of Arbitrage Securities Company, a broker-dealer; from June 1984 he has served as General Partner of Asco Partners, the sole general partner of Arbitrage thereafter. Mr. Edelman is a director, Chairman of the Board and Chairman of the Executive Committee of Canal Capital Corporation (formerly United Stockyards Corporation); a director and President of Canran Corp., which is a General Partner of Canal-Randolph Limited Partnership.

IRVING J. GARFINKEL, age 58, has been a General Partner of Asco Partners, the sole general partner of Arbitrage Securities Company, for more than five years. Mr. Garfinkel also has been a General Partner and controller of Plaza Securities Company for more than the past five years. He has served as a director of Datapoint since 1991, and is Chairman of the Audit Committee.

DANIEL R. KAIL, age 59, has been Managing Trustee of Management Assistance Inc. Liquidating Trust since January 1986, and prior thereto had been a director, Executive Vice President and Chief Operating Officer since October 1984 of Management Assistance Inc., a computer manufacturing and servicing company. He also was a director and Executive Vice President of Canal Capital Corporation from 1987 until 1991. He has served as a director of Datapoint since 1985 and is Chairman of the Compensation Committee.

DIDIER M. M. RUFFAT, age 58, served for 25 years in various capacities with France's BULL computer group, most recently as President and Chief Executive Officer of BULL Europe, and previously in senior executive positions in sales, marketing and finance. He has served as a director of Datapoint since December 1993 and is a member of the Compensation Committee.

BLAKE D. THOMAS, age 44, is currently the Acting Managing Director of Datapoint's New Zealand subsidiary. In addition, he has been engaged in the business of investing in listed securities for more than five years. He is President of Blake D. Thomas, Inc., a corporation that until 1991 published The Thomas Report, an investment newspaper that specialized in evaluating stocks traded on the New York Stock Exchange, was General Partner of Mainsail Limited Partnership from 1990 until its dissolution in December 1992, has been since
1990 General Partner of Foresail Limited Partnership, and has been since November 1991 President of Symba, Inc., the General Partner of Windward Limited Partnership, each of which is engaged in the business of investing in listed securities. He has served as a director of Datapoint since 1992 and is a member of the Special Committee. He has also served since August 1994 as a special consultant for the Board on Datapoint general management and business affairs.

Datapoint, Mr. Edelman, Mr. Thomas and Mainsail Limited Partnership entered into an agreement in settlement of litigation involving an exchange offer for Datapoint's now-extinguished $4.94 Exchangeable Preferred Stock whereby, among other things, Datapoint agreed to propose (and Mr. Edelman agreed to support) Mr. Thomas for election to the Board of Directors of Datapoint at the 1991 and 1992 annual meetings of stockholders.

AUDIT, COMPENSATION, EXECUTIVE, SPECIAL AND NOMINATING COMMITTEES

The Company has an Audit, Compensation, Executive and Special Committees of the Board of Directors. The Company does not have a Nominating Committee. The current members of the Audit Committee are, Irving J. Garfinkel (Chairman) and Daniel R. Kail. The current members of the Compensation Committee are Daniel R. Kail (Chairman) and Didier M. M. Ruffat. The members of the Executive Committee are Asher B. Edelman (Chairman) and Doris D. Bencsik. The members of the Special Committee are Doris D. Bencsik and Blake D. Thomas.

The Audit Committee annually recommends to the Board of Directors independent auditors for the Company and its subsidiaries; meets with the independent auditors concerning the audit; evaluates non-audit services and the financial statements and accounting developments that may affect the Company; meets with management concerning matters similar to those discussed with the outside auditors; and makes reports and recommendations to the Board of Directors and the Company's management and independent auditors from time to time as it deems appropriate. The Committee met 2 times during the fiscal year ended July 30, 1994.

The Compensation Committee makes salary recommendations regarding senior management to the Board of Directors and administers the Company's Bonus and Stock Option Plans described below. The Committee met 5 times during the fiscal year ended July 30, 1994.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met 6 times during the fiscal year ended July 30, 1994, and, during such fiscal year, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period of his/her service) and (b) the total number of meetings held by all committees of the Board on which he/she served (during the period that he/she served).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of July 30, 1994, the Company's Board Chairman Edelman and directors/Compensation Committee members Agranoff, Kail and former Company director Dwight D. Sutherland were also directors of Intelogic Trace, Inc. ('Intelogic'), comprising four of Intelogic's six directors. These directors resigned from Intelogic, however, on December 8, 1994. [Intelogic filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, Case No. 94-52172-C-11 on August 5, 1994. Intelogic emerged from bankruptcy pursuant to approval of a modified first amended plan of reorganization on November 28, 1994. However, on March 16, 1995, Intelogic again filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, Case No. 95-50753-LMC-11. During that proceeding, substantially all of Intelogic's operating assets were sold to a third party on April 5, 1995. Intelogic is effectively no longer in business.]

As such however, the above directors/Compensation Committee members did receive compensation and/or benefits from Intelogic prior to their resignations. Also, these directors and former director may be deemed to have beneficially owned approximately 15% of Intelogic's common stock as of July 30, 1994. In addition, they had options to purchase shares of Intelogic common stock equal in the aggregate to approximately 1% of the amount then outstanding. The overlap of directors does not give rise to a reportable compensation committee interlock.

Since the 1985 spin-off of Intelogic from being Datapoint's U.S. computer hardware maintenance division up until April 5, 1995, when substantially all of its operating assets were sold to a third party, Datapoint engaged in and continued to engage in various transactions with Intelogic as an independent computer maintenance company. All such transactions were billed to Intelogic by Datapoint at its cost. All other transactions between Datapoint and Intelogic were pursuant to a Master Maintenance Agreement entered into at the time of the spin-off and related to the ordinary business operations of both Datapoint and Intelogic. For fiscal years 1994, 1993 and 1992, Intelogic paid Datapoint approximately $196,000, $366,000 and $688,000, respectively, for equipment and field support spares, royalties and expenses, and Datapoint paid Intelogic approximately $28,000, $246,000 and $162,000, respectively, primarily for services and sales. Included in accounts receivable are amounts due from Intelogic of $298,000, $315,000 and $300,000, respectively.

During fiscal year 1991, Datapoint sold its outstanding stock in Datapoint Canada, a wholly-owned subsidiary, to Intelogic. The proceeds consisted of $350,000, in cash and 25,000 shares of Intelogic preferred stock, redeemable at the option of Intelogic, in escalating amounts, beginning at $62.50 per share on or before November 9, 1992, and increasing to $100.00 per share on or before November 10, 1994, until a mandatory redemption date of November 9, 1995. The preferred stock was to also accrue dividends at an annual rate of $10.00 per share, if paid in cash, or at an annual rate of $18.00 per share if paid in additional shares of preferred stock. As an element of the transaction, the parties caused Datapoint Canada to repay approximately $1,300,000 in operating capital loans provided to Datapoint Canada as a subsidiary of Datapoint. No gain or loss was recorded in sale. As an aspect of consideration for the sale, Datapoint received a five-year option to purchase substantially all of Intelogic's holdings of Datapoint's common and preferred stock. The option allowed Datapoint to purchase from Intelogic up to 2,700,000 shares of Datapoint common stock for $0.75 a share and up to 85,000 shares of $4.94 Datapoint preferred stock for $1.375 a share. The $4.94 preferred shares owned by Intelogic were exchanged for $1.00 preferred shares and 170,000 shares of common stock in the Preferred Stock

Exchange. Datapoint exercised its preferred stock option and retired 85,000 shares of $1.00 preferred stock and 170,000 shares of common stock.

However, in September 1994, the Company reached an agreement with Intelogic, in conjunction with Intelogic's court approved reorganization, to cancel its option to purchase at $0.75 per share, its common stock held by Intelogic in exchange for all of the Company's holdings of Intelogic preferred stock which had no carrying value. As a result of the exchange, the Company received from Intelogic 2,400,000 shares of Datapoint common stock.

Director Agranoff provided various tax, legal and real estate consulting services for Datapoint. During 1994, 1993 and 1992, Datapoint paid Mr. Agranoff $126,000, $104,000 and $87,000, respectively, for those services. During fiscal year 1994, Datapoint paid legal fees of $5,000 to the law firm of Pryor, Cashman, Sherman & Flynn, to which firm Mr. Agranoff is of counsel, for legal services provided by attorneys other than Mr. Agranoff.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Datapoint believes that, during the fiscal year ended July 30, 1994, its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

                     CAPITAL STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the Common Stock and Preferred Stock owned beneficially by each director and by all directors and executive officers as a group. Except as noted below, each person has full voting and investment power over the shares indicated. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held.

                           COMMON STOCK                 PREFERRED STOCK
                           BENEFICIALLY    PERCENT       BENEFICIALLY      PERCENT
NAME OF DIRECTOR            OWNED (1)      OF CLASS          OWNED         OF CLASS
- ----------------           ------------    --------     ---------------    --------
GERALD N. AGRANOFF (D)          25,000(2)(5)                    -0-(2)(6)
DORIS D. BENCSIK (O&D)          50,154(4)                    13,400
ASHER B. EDELMAN (O&D)       1,697,542(3)(4)   13.0%        154,854(3)(6)     8.7%
IRVING J. GARFINKEL (D)         25,000(5)                       -0-
DANIEL R. KAIL (D)              25,552(4)                       -0-(2)
DIDIER RUFFAT (D)               25,000                          -0-
BLAKE D. THOMAS (D)             64,883                       44,872           2.5%
DAVID BERGER (O)                26,667                          -0-(6)
JAN BERGER (O)                  46,667                          -0-
KEITH THROWER (O)               46,667                          -0-
JAMES L. RICHEY, JR. (O)        13,333                          -0-
PHILLIP P. KRUMB (O)               -0-                          -0-
EXECUTIVE OFFICERS AND
  DIRECTORS OF DATAPOINT
  AS A GROUP (12 PERSONS)    2,046,465       15.7%          213,126          11.9%

 INDICATES LESS THAN 1% OWNERSHIP.

(1) The information set forth above and in these notes as to capital stock owned by officers and directors is current as of May 31, 1995, and includes shares of Common Stock which may be deemed to be beneficially owned by such persons by reason of stock options currently exercisable or which may become exercisable within sixty (60) days after that date. The number of shares deemed to be beneficially owned by reason of such options is: Mr. Edelman, 158,333, Mrs. Bencsik 40,000, all other directors, 25,000 each (total 125,000); Mr. David Berger, 26,667; Mr. Jan Berger, 46,667; Mr. Thrower, 46,667; all officers and directors as a group, 443,334.

(2) Mr. Agranoff is a director of Canal Capital Corporation ('Canal'), which owns 333,779 shares of Common Stock and 8,458 shares of Preferred Stock. Mr. Agranoff disclaims beneficial ownership of these shares, and which are not included in the beneficial ownership table above.

(3) Mr. Edelman's listed beneficial ownership of 1,697,542 shares of Common Stock is explained in detail in this paragraph. As the controlling general partner of each of Plaza Securities Company, A.B. Edelman Limited
     Partnership and Citas Partners, which is the sole general partner of Felicitas Partners, L.P., Mr. Edelman may be deemed to own beneficially the 245,195,

     783,890, and 4,402 shares held, respectively, by each of such entities for purposes of Rule 13d-3 under the Exchange Act, and these shares are included in the listed ownership. Also included are the 333,779 shares owned by Canal, in which companies Mr. Edelman and various persons and entities with which he is affiliated own interests. By virtue of investment management agreements between A.B. Edelman Management Company Inc. and Canal, A.B. Edelman Management Company Inc. has the authority to purchase, sell and trade in securities on behalf of Canal. A.B. Edelman Management Company Inc. therefore may be deemed to be the beneficial owner of the 333,779 shares owned by Canal. Asher B. Edelman is the sole stockholder of A.B. Edelman Management Company Inc. and these shares are included. Also, included are Mr. Edelman's presently exercisable options to purchase 158,333 shares. Also included are the 150,004 shares owned by Mr. Edelman's spouse, Maria Regina M. Edelman, the 939 shares issuable upon conversion of the Company's 8-7/8% Convertible Subordinated Debentures held by Maria Regina M. Edelman, and the 21,000 shares beneficially owned by Mr. Edelman's daughters in accounts for which he is the custodian. As a trustee of the Canal Retirement Plan, Mr. Edelman may be deemed to own beneficially, and share voting and investment power over the 19,827 shares owned by such plan, which are excluded. Also excluded are 835 shares beneficially owned by Mr. Edelman's daughters in accounts for which their mother, Penelope C. Edelman, is the custodian, the 500 shares owned directly by Penelope C. Edelman. Mr. Edelman disclaims beneficial ownership of these shares.

     In addition, Mr. Edelman beneficially owns 154,854 shares of Preferred Stock, explained in detail in this paragraph. As the controlling general partner of each of Plaza Securities Company, A.B. Edelman Limited
     Partnership and Citas Partners, which is the sole general partner of Felicitas Partners, L.P., Mr. Edelman may be deemed to hold beneficially the 81,384, 51,229 and 581 shares held, respectively, by each of such entities for purposes of Rule 13d-3 under the Exchange Act, and these shares are included in the amount stated in the first sentence of this paragraph. Also included are the 8,458 shares owned by Canal, and the 13,202 shares owned by Mr. Edelman's spouse, Maria Regina M. Edelman. As a trustee of the Canal Retirement Plan, Mr. Edelman may be deemed to own beneficially, and share voting and investment power over the 39,586 shares, owned by such plan, which are excluded. Also excluded are the 38,330 shares owned by Mr. Edelman's daughters in accounts for which their mother, Penelope C. Edelman, is the custodian and 15,009 shares owned directly by Penelope C. Edelman. Mr. Edelman disclaims beneficial ownership of these excluded shares.

(4) As of May 31, 1995, certain officers and directors of Datapoint beneficially owned Datapoint's 8-7/8% Convertible Subordinated Debentures ('Debentures'). Ownership of such Debentures includes a right to convert them into shares of Common Stock. Shares issuable upon any such conversion have been included in the information set forth above: Doris Bencsik, 3866; Regina Edelman, 939; Mr. Kail, 552.

(5) Messrs. Agranoff and Garfinkel are general partners of Plaza Securities Company, which owns 245,195 shares of Common Stock and 81,384 shares of Preferred Stock. They disclaim beneficial ownership of these shares, which are not included in the beneficial ownership table above.

(6) Messrs. Agranoff, Edelman and David Berger are the trustees of the Datapoint Corporation Supplemental Executive Retirement Plan. As trustees of this plan, Messrs. Agranoff, Edelman and Berger may be deemed to own beneficially, and share voting and investment power over the 62,000 preferred shares owned by such plan which are excluded. Messrs. Agranoff, Edelman and Berger each disclaim beneficial ownership of these excluded shares.

                           COMPENSATION OF DIRECTORS

Directors who are employees of Datapoint receive no additional compensation for serving on the Board of Directors or its committees. Each director who is not an employee of Datapoint receives fees as follows: Each non-employee director receives an annual fee of $15,000, payable in quarterly installments. Executive Committee members receive an additional $5,000 annual fee. Committee Chairmen receive an additional $2,000 annual fee. Board members serving on more than one committee receive an additional $1,000 annual fee. Each non-employee director also receives a fee of $750 for each Board meeting attended, $500 for each committee meeting attended and $500 for attendance at each meeting on Datapoint's business other than a Board of Directors or committee meeting. Each non-employee director is, at Datapoint's expense, provided with $50,000 of group term life insurance and $250,000 accidental death insurance. Each non-employee director has the option to purchase, at his own expense, coverage for himself and his dependents under Datapoint's group medical and dental insurance plan.

Datapoint maintains a retirement plan and a retirement medical care plan to cover non-employee Board members. Both plans presently are purely contractual rather than funded, and are self-insured except that retirees are required to participate in Medicare parts A and B. The retirement plan provides for a maximum annual benefit equal to a director's annual retainer in effect on the date of retirement. A partial benefit will be paid to directors with less than five years' service, and a full benefit will be paid to directors with five or more years of service. The benefit will be payable for the greater of ten years or life, and in the event a retiree should die within ten years of retirement, the remaining benefit will be paid to his estate. The retirement medical care plan affords non-employee directors, upon retirement, benefits and premiums equivalent to COBRA coverage available to certain former employees and/or dependents under Datapoint's group medical plan.

Director Thomas has worked since August 1994 as a special consultant for which he has received compensation of $500 per day payable in shares of common stock until May 1, 1995. Subsequently, on May 5, 1995, in consideration of the additional work and responsibilities he has taken on for the Company as a special consultant, the Board of Directors approved a special compensation package for Director Thomas. From May 1, 1995, through July 31, 1995, he will be paid at the rate of $500 per day for his services, plus travel and housing expenses, plus additional compensation of a flat $2,000 per week. Director Thomas will also be entitled to participate in the Executive Health Benefit program of the Company. The Board also approved a one time special issuance of 45,000 shares of common stock of the Company to Director Thomas in recognition of his service to the Company. During the term of the agreement with Director Thomas, he will not accrue nor receive any regular Board or committee fees.

Director Ruffat has received compensation of $10,000 per month since January 1994 for consultant services.

                             EXECUTIVE COMPENSATION

In 1992, the United States Securities and Exchange Commission amended the proxy disclosure requirements covering compensation of executive officers. These requirements call for a new format that includes a report by the Compensation Committee on Datapoint's policies for making executive compensation decisions, including the factors and criteria on which the chief executive officer's ('CEO') pay is based; a series of tables covering annual and long-term compensation; and a performance graph comparing the Company's five-year cumulative total stockholder return with the cumulative return a broad market index and another selected index.

COMPENSATION COMMITTEE REPORT

Datapoint's executive compensation program is based on three fundamental principles.

Datapoint must offer compensation opportunities sufficient to attract, retain and reward talented executives who are sufficiently capable of addressing the challenges of a worldwide business in a difficult industry.

Compensation should include a substantial component of pay-for-performance sufficiently related to the financial results of the Company and/or the executive's performance to financially motivate the executive's efforts to increase stockholder value. This may cause individual compensation amounts to change significantly from year to year.

Compensation should provide a direct link between the long-term interests of executives and stockholders. Through the use of stock-based incentives, the Compensation Committee focuses the attention of executives on managing the Company from the perspective of an owner with an equity stake.

For executive officers, compensation now consists primarily of base salary, a short-term performance incentive opportunity in the form of a variable cash bonus based on either the financial performance of the Company or of their area of responsibility, and a long-term incentive opportunity provided by stock options.

The committee also obtains ratification by the non-employee members of the Board on most aspects of compensation and long-term incentives for executive officers.

The remainder of this Report reviews the annual and long-term components of Datapoint's executive compensation program, along with the decisions made by the committee regarding fiscal year 1994 compensation for both the CEO and the other named executive officers.

TOTAL ANNUAL COMPENSATION

Annual cash compensation consists of two components -- a fixed base salary and a variable annual bonus opportunity. As an executive's level of responsibility increases, a larger portion of total annual pay is based on bonus and less on salary. None of the named executives received a salary change during the past year other than Mr. David Berger through promotion, and Mr. Edelman's salary was last increased in December, 1990. The Committee sets the base salary of executive officers based upon a subjective analysis of competitive salaries of equally qualified executives, occasionally confirmed by reference to general salary surveys; prior compensation of the individual or of previous holders of the position is also considered. Contractual minimum base salaries are customarily negotiated with the executives.

The short-term performance incentive bonus opportunity is established either as a percentage, unique for each individual, of a numerical corporate performance indicia, or as a target percentage of pay which is the amount that can be earned based upon assigned objectives being met. Performance is measured as a percent of attainment against these objectives. When performance exceeds objectives, an executive's incentive pay can exceed the target rate, and when it falls below, as was the case in fiscal years 1994 and 1993, individual incentive pay is reduced accordingly.

Mr. Edelman's and Mrs. Bencsik's bonuses are based on a contractually specified percentage of Datapoint's pre-tax profits, which are defined as net pre-tax earnings, excluding the excess over $10 million of the net of any extraordinary gains, due to debt repurchase or exchange, against all extraordinary losses. During fiscal year 1994, the Company incurred net losses and therefore no bonuses were paid in 1994 under these contractual arrangements.

The remainder of the named executives have been assigned bonus targets of 30-33% of their base salary based upon 100% achievement of individualized goals and objectives, a substantial portion of which are related to the financial performance of corporate functions relevant to their respective responsibilities. No named executive was paid a bonus for fiscal year 1994.

LONG TERM INCENTIVES

The committee believes that stock options appropriately link executive interests to the enhancement of stockholder value and utilizes them as its long-term incentive program; no additional long-term incentive programs are utilized. Stock options generally are granted at fair market value as of the date of grant, become exercisable over three years, and have a term of ten years. The stock options provide value to the recipients only when the price of Datapoint stock increases above the option grant price.

In 1993, the committee granted stock options to executive officers, as well as to other executives and selected key employees. In determining the size of the grant for Mr. Edelman and the other named executive officers, the committee assessed the following factors: their potential by position and ability (i) to contribute to the creation of long-term stockholder value; (ii) to contribute to the successful execution of Datapoint's product line broadening strategy; and
(iii) to implement Datapoint's cost reduction objectives; (iv) their relative levels of responsibility; and (v) the number of options they already held.

This report has been provided by the Compensation Committee.

              Daniel R. Kail, Chairman
              Didier M.M. Ruffat

SUMMARY COMPENSATION TABLE



                                                Annual Compensation                 Long-Term
                                      ---------------------------------------     Compensation
Name and                                                             Other        ------------         All
Principal                   Fiscal                                   Annual       Stock Options       Other
Position                     Year      Salary        Bonus        Compensation     Granted (#)     Compensation
- ---------------------------------------------------------------------------------------------------------------

Asher E. Edelman (1)         1994     $300,534             0        $190,012(2)             0               0
Chairman of the Board and    1993      300,000             0         184,734(2)        50,000               0
Chief Executive Officer      1992      300,534      $342,000         169,813(2)       125,000        $ 10,752(3)

Doris D. Bencsik (4)         1994      259,615             0               0           75,000          31,798(8)
President and Chief          1993       76,154(5)          0          56,500(6)        75,000          31,798(8)
Operating Officer            1992            0             0               0           25,000(7)       31,798(8)

Keith L. Thrower (14)        1994      165,000             0          90,140(2)             0               0
Vice President, Technical    1993      165,000             0          87,082(2)        10,000               0
Services                     1992      167,676        45,000          78,490(2)        20,000               0

Jan Berger (12)              1994      180,000             0          30,190(2)             0               0
Vice President, Marketing    1993      180,000             0          36,000(2)        10,000               0
                             1992      180,000        49,680          51,064(2)        20,000               0

David Berger (9)             1994      150,000             0         110,999(13)            0               0
Vice President, Sales and    1993      133,358       284,726(10)      11,615(11)       40,000               0
Distribution                 1992      126,094        24,893          12,667(11)            0               0

TABLE FOOTNOTES

 (1) Asher E. Edelman was named Chief Executive Officer in November 1992 (fiscal 1993).

 (2)  Represents payments incident to foreign assignment.

 (3) The amounts shown in this column represent the Company's profit sharing contributions to Mr. Edelman's account under the Datapoint Corporation Profit Sharing/Employee Savings Plan. The 1992 profit sharing contribution consisted of 4778.45 shares of Datapoint common stock at $2.25 per share, the value of the stock at the time of award.

 (4) Doris D. Bencsik commenced employment with the Company on a half-time basis as Executive Vice President and Chief Operating Officer in February of fiscal 1993 and converted to a full-time status and was promoted to President on November 1, 1993, at a minimum annual salary of $300,000.

 (5)  Amount reflects half-time status and partial year of employment.

 (6) Includes consulting fees of $55,000 attributable to service from October 1992 through January 1993.

 (7)  Awarded under 1991 Director Stock Option Plan.

 (8) Represents contractually fixed supplemental early retirement benefit attributable to prior service as an officer from 1982-87.

 (9) David Berger commenced employment with the Company in May of fiscal 1991 and was named Vice President, Sales and Distribution in July 1993.

(10) Represents performance bonus paid for service as managing director of United Kingdom subsidiary.

(11) Represents value of personal use of company automobile as managing director of United Kingdom subsidiary.

(12)  Jan Berger commenced employment with the Company in June of fiscal 1991.

(13)  Represents payments incident to relocation and foreign assignment.

(14)  Mr. Thrower commenced employment with the Company in April of fiscal 1991.

STOCK OPTION GRANTS IN LAST FISCAL YEAR (1)


                                          Options Granted in Fiscal 1994
                            ---------------------------------------------------------        Potential Gain at Assumed
                                             % of Total                                     Annual Rates of Stock Price
                                              Options                                         Appreciation for Option
                             Number of       Granted to      Exercise                               Term (3)
                              Options       Employees in       Price       Expiration    --------------------------------
          Name              Granted (2)     Fiscal Year      Per Share        Date             5%              10%
- -------------------------------------------------------------------------------------------------------------------------
Asher E. Edelman                    0            0.00%         n/a             n/a            n/a              n/a
Doris D. Bencsik (4)           75,000           27.08%          6.31         9/27/03          $297,622         $754,237
Didier M.M. Ruffat             25,000            9.03%          6.31        12/16/03            99,207          251,412
Jan Berger                          0            0.00%         n/a             n/a            n/a              n/a
Keith L. Thrower                    0            0.00%         n/a             n/a            n/a              n/a
- -----------------------------------------------------------------------------------------------------------------------
Gain for all stockholders at assumed rates of stock price appreciation (5):                $34,064,751      $86,327,270
- -----------------------------------------------------------------------------------------------------------------------


(1)  No Stock Appreciation Rights (SARs) have ever been granted by Datapoint.

(2)  Each  grant  becomes  exercisable   in  three  equal  annual   installments
     commencing on the first anniversary date.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

(4) These options become completely exercisable immediately should Datapoint terminate Mrs. Bencsik's employment without her consent, other than for cause.

(5) These amounts represent the increase in the market value of Datapoint's outstanding shares (14.4 million) as of July 30, 1994, that would result from the same stock price assumptions used to show the potential realizable value for the named executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                                                               Value of Unexercised
                             Number of                      Number of Unexercisable            In-the-Money Options
                              Shares                       Options at July 30, 1994              at July 30, 1994
                            Acquired on      Value       -----------------------------     -----------------------------
          Name               Exercise       Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
- ------------------------------------------------------------------------------------------------------------------------
Asher E. Edelman                    0             0        275,000           50,000          447,917           17,708
Doris D. Bencsik               10,000       $27,750         40,000          125,000           18,750                0
David Berger                   10,000       $47,500         13,333           26,667                0                0
Jan Berger                          0             0         36,667           13,333           61,667            7,083
Keith L. Thrower                    0             0         36,667           13,333           61,667            7,083

PERFORMANCE GRAPH

Set forth below is a line graph comparing the five-year cumulative total return for Datapoint common stock with the Dow Jones 65-Composite Average, a broad equity market index, and the Dow Jones computer systems index, excluding IBM.


             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


        [GRAPH FOR COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN]

                                       Dow Jones Computer        Dow Jones 65-Computer
Year      Datapoint Common Stock      Systems Index w/o IBM        Composite Average
- ----      ----------------------      ---------------------      ---------------------

1994               71.43                       80.80                     148.06
1993              133.33                       65.87                     145.74
1992               45.24                       95.26                     128.06
1991               26.19                       94.85                     112.08
1990               30.95                       97.09                     102.78
1989              100.00                      100.00                     100.00

The graph assumes $100 invested on July 30, 1989, in Datapoint common stock and each of the Dow Jones indexes, and that all dividends were reinvested. During the five-year period Datapoint did not pay any dividends on its common stock.

                             EMPLOYMENT AGREEMENTS

Effective April 25, 1990, Datapoint entered into a written employment agreement memorializing an existing understanding concerning the employment of Mr. Edelman as Chairman of the Board of Directors and the Executive Committee of Datapoint. The agreement, as amended, now provides for a base salary of $300,000, an annual bonus opportunity, and payment of certain of his expenses, subject to limitations, including expenses relating to his presence at Datapoint's European offices. The amended agreement further provides for a lump-sum payment of two years salary and benefits plus one year of bonus at plan should Mr. Edelman's employment involuntarily terminate other than by death or disability, or for 'cause' as strictly defined therein.

Effective February 4, 1993, Datapoint entered into an agreement with Mrs. Bencsik providing for her employment as Executive Vice President and Chief Operating Officer with a minimum annual base salary of $150,000 for half-time service until November 1, 1993, and for her employment as President and Chief Operating Officer with a minimum annual base salary of $300,000 for full-time service thereafter. The agreement provides for an annual bonus opportunity, certain executive benefits, and base salary continuation for two (2) years should Datapoint terminate her employment prior to September, 1996 other than for 'cause' as strictly defined therein.

Effective July 1, 1993, Datapoint entered into an agreement with Mr. David Berger providing for his employment as Vice President, Sales and Distribution, at a minimum annual base salary of $150,000. The agreement provides for an annual bonus opportunity, certain executive benefits, and continuation of base salary and benefits for one year should Datapoint terminate his employment other than for cause. The agreement also provides for expatriate accommodations incident to foreign assignment.

Effective June 1, 1991, Datapoint entered into an agreement with Mr. Jan Berger providing for his employment as Vice President, Marketing, at a minimum annual base salary of $180,000. The agreement provides for an annual bonus opportunity, certain executive benefits, and lump-sum payment of one year of base salary as well as a continuation of benefits for one year should Datapoint terminate his employment other than for 'cause' as strictly defined therein. The agreement also provides for expatriate accommodations incident to foreign assignment.

Effective April 1, 1991, Datapoint entered into an agreement with Mr. Thrower providing for his employment as Vice President, Services, at a minimum annual base salary of $150,000. The agreement provides for an annual bonus opportunity, certain executive benefits, and lump-sum payment of one year of base salary as well as a continuation of benefits for one year should Datapoint terminate his employment other than for 'cause' as strictly defined therein. The agreement also provides for expatriate accommodations incident to foreign assignment.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

Subject to stockholder ratification, the Board of Directors has appointed the firm of Ernst & Young as independent auditors for the fiscal year ending July 29, 1995, and until their successors are selected. The appointment was made upon recommendation of the Audit Committee. A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and its is expected that such representative will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and voting upon such ratification is required for ratification of the appointment of Ernst & Young as auditors.

        A VOTE 'FOR' RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS
               AUDITORS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

                             STOCKHOLDER PROPOSALS

Proposals by stockholders intended to be presented at the next annual meeting of stockholders and included in the proxy solicitation material for the next annual meeting of stockholders must be received by Datapoint at its principal executive office for inclusion in Datapoint's proxy statement and form of proxy relating to that meeting on or before February 20, 1996. Stockholders submitting such proposals are requested to address them to the Corporate Secretary of Datapoint at the address set forth on the first page hereof. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested.

                              LIST OF STOCKHOLDERS

Between May 30, 1995, and the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open for examination during ordinary business hours by any stockholder, for any purpose germane to the meeting, at Datapoint's offices at 8400 Datapoint Drive, San Antonio, Texas 78229-8539.

                               PROXY SOLICITATION

Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by Datapoint. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Datapoint in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding the proxy solicitation material to beneficial owners of Datapoint Common Stock held of record by such persons, and Datapoint may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In additional, Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, has been engaged to solicit proxies on behalf of Datapoint for a fee of $4,500, excluding any additional expenses which might be incurred.

                                 OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters to be brought before the Annual Meeting by others. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the stockholders they represent in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          GERALD N. AGRANOFF
                                          Corporate Secretary

Dated: June 20, 1995.

      PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY.
         NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX 1



                             DATAPOINT CORPORATION
                  ANNUAL MEETING OF STOCKHOLDERS JULY 14, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints G.N. Agranoff, with full power of substitution, proxy of the undersigned to vote all shares of Common Stock of Datapoint Corporation ('Datapoint') which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 14, 1995, and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, without limiting the generality of the foregoing, to vote and act as follows:

1.  Election of seven directors of the Company:

[ ] FOR all nominees listed below                      [ ] WITHHOLD AUTHORITY to vote
    (except as marked to the contrary below)               for all nominees listed below

   Gerald N. Agranoff, Doris D. Bencsik, Asher B. Edelman, Irving J. Garfinkel, Daniel R. Kail, Didier M.M. Ruffat, and Blake D. Thomas

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space below.)

2. Ratification of the appointment of Ernst & Young as Datapoint's independent auditors for the fiscal year ending July 29, 1995.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. Transaction of such other business as properly may come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED 'FOR' PROPOSALS ONE AND TWO.

                                                  NOTE:  Please  sign  as   name
                                                  appears.  Joint  owners should
                                                  each  sign.  When  signing  as
                                                  Attorney, Executor,
                                                  Administrator,    Trustee   or
                                                  Guardian,  please  give   full
                                                  title  as such. If signer is a
                                                  corporation, please sign  with
                                                  the  full corporation  name by
                                                  duly  authorized  officer   or
                                                  officers.


                                                  DATED  ................ , 1995


                                                   .............................
                                                     SIGNATURE OF STOCKHOLDER

                                                   .............................
                                                     SIGNATURE OF STOCKHOLDER